Exhibit 10.1
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) dated June 15, 2012 (the “Effective Date”), is between CALIBRUS, INC., a Nevada corporation (“Seller”), and CALIBRUS HOSTED BUSINESS SOLUTIONS, LLC, an Arizona limited liability company (“Buyer”).

RECITALS

A.           Seller operates a third party verification business located in Tempe, Arizona (the “Business”).

B.           Buyer desires to purchase substantially all assets of Seller used to operate the Business, and Seller desires to sell such assets, in exchange for the consideration described herein.

C.           The parties hereto desire to provide for the acquisition of substantially all assets of Seller used to operate the Business by Buyer on the terms and conditions set forth in this Agreement.

AGREEMENT

The parties agree as follows:

SECTION 1.	ACQUISITION OF ASSETS; ASSUMPTION OF LIABILITIES.

1.1     Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, at the Closing (defined below), Seller will sell, assign, transfer and convey to Buyer, free and clear of any liens, security interests, encumbrances, mortgages, pledges or other defects of title other than permitted encumbrances, if any, and Buyer will purchase from Seller, all of Seller’s right, title and interest in and to the assets listed below, all of which are used exclusively by Seller to operate the Business and constitute all of the assets required to operate the Business as of the Effective Date (collectively, the “Purchased Assets”):

(a) the assets listed on Schedule 1.1(a) attached hereto;

(b) any and all customer lists related to the Business;

(c) the service provider contracts and agreements listed on Schedule 1.1(c) ("Assumed Contracts"); and

(d) all intellectual property related to the Business, including, without limitation, the “Calibrus” trade name and trademarks used in the Business and certain software upgrades and add-ons made by Seller to certain of its software used in connection with the Business.  Seller will take any and all action necessary to transfer the foregoing trade name, trademarks and software upgrades and add-ons to Buyer at Closing, including, but not limited to, filing Articles of Amendment (or a similar instrument) with the Nevada Secretary of State and Arizona Corporation Commission, thereby changing the name of Seller.

1.2     Excluded Assets.  Other than the Purchased Assets subject to Section 1.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets").  Excluded Assets include, but are not limited to, the following assets and properties of Seller:

(a) cash, cash equivalents, investments, bank accounts, security deposits and safe deposit boxes of Seller, except for any of the foregoing that are derived from the Purchased Assets after the Closing;

(b) accounts receivable of Seller, except for accounts receivable derived from the Purchased Assets after the Closing.  With respect to accounts receivable of Seller derived from the Purchased Assets prior to the Closing (the “Pre-Closing A/R”), on or prior to the Closing Date, Seller will prepare invoices and a schedule listing all Pre-Closing A/R and deliver such invoices to both the customers and to Buyer.  After Closing, Buyer will collect all Pre-Closing A/R and remit such amounts to Seller as Buyer receives such amounts.  Seller agrees that the provisions of Section 10.2 will apply with respect to Seller contacting any customer listed on the Pre-Closing A/R schedule prepared under this Section 1.2(b);

(c) claims relating to Seller prior to Closing, including without limitation, those for income tax refunds and insurance payments; and

(d) any and all assets not constituting a Purchased Asset.

For avoidance of doubt, the Excluded Assets are listed on Schedule 1.2 attached hereto. With respect to any cash, cash equivalents, or accounts receivables derived from the Purchased Assets after Closing, any such amounts received by Seller will be immediately payable to Buyer without demand, deduction, or setoff.

    1.3     Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the "Assumed Liabilities"), including, without limitation, the following:

(a) all the liabilities and obligations related to or arising out of the operation of the Purchased Assets on and after the Closing Date; and

(b) all liabilities and obligations to be performed or discharged after the Closing pursuant and related to the Purchased Assets.

1.4     Excluded Liabilities.   Buyer assumes only the Assumed Liabilities and no other liabilities associated with Seller or the operation of the Business.  Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer will not assume, or otherwise be responsible for, any of Seller’s liabilities or obligations, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the Business or the Assets, whether arising out of occurrences prior to, at, or after the Closing Date (collectively, “Excluded Liabilities”).

1.5     Taxes.  All sales, use, transfer, documentary, stamp, excise, privilege, income, or other similar taxes payable as a result of the consummation of the transactions contemplated hereby will be paid by Seller.  Seller will indemnify, defend, protect, and hold Buyer and its managers, members, directors, officers, and employees harmless for, from, and against any liabilities that may be assessed against Buyer for taxes, interest, or penalties payable as a result of the consummation of the transactions contemplated herein.

SECTION 2.	CONSIDERATION; INVESTIGATION PERIOD; CLOSING.

2.1     Consideration.  The consideration for the Purchased Assets (the “Purchase Price”) is the payment of Three Million Dollars ($3,000,000), subject to the adjustments set forth below, payable as follows:

(a) On the Closing Date, Buyer will pay Seller the amount of Two Million Dollars ($2,000,000) in cash, cashier’s check, or immediately available funds, subject to adjustment for any amounts unpaid by Seller to Buyer under that certain Senior Multiple Advance Promissory Note, dated April 26, 2012, executed by Seller, as Maker, in favor of Buyer, as Holder, subsequently replaced by that certain Amended and Restated Senior Multiple Advance Promissory Note dated June 15, 2012 executed by Seller, as Maker, in favor of Buyer, as Holder (the “Buyer Note”), and that certain Senior Multiple Advance Promissory Note, dated June 15, 2012, executed by Seller, as Maker, in favor of Marcus Shotey, as Holder (the “Shotey Note”) (the Buyer Note and the Shotey Note are collectively referred to herein as the “Pre-Closing Note”).  The initial payment described in this Section 2.1(a) will be reduced by the amount, if any, outstanding and payable to Buyer under the Pre-Closing Note and the Pre-Closing Note will then be cancelled and treated as paid in full.

(b) Within thirty (30) days after the end of the twelve (12) month period immediately following the Closing Date, Buyer will pay Seller the amount of Five Hundred Thousand Dollars ($500,000) in cash, cashier’s check, or immediately available funds (the “Twelve Month Payment”), subject to the adjustment provided for in this Section 2.1(b).  Within thirty (30) days after the end of the twelve (12) month period immediately following the Closing Date, Buyer will calculate the gross revenues received from all of the existing customers of the Business as of the Closing Date and from six prospective customers of the Business that Seller has actively engaged or can demonstrate proof of active engagement for new business as listed on Schedule 2.1 hereto (collectively, the "Business Customers") for the twelve (12) month period beginning on the Closing Date and ending on the last day of the twelfth month following the Closing Date (the “Twelve Month Revenue”). If the Twelve Month Revenue is equal to $3,500,000, then there will be no adjustment to the Twelve Month Payment. If the Twelve Month Revenue is less than $3,500,000, the Twelve Month Payment will be reduced by the amount of $1.25 for every $1.00 the Twelve Month Revenue is less than $3,500,000. If the Twelve Month Revenue is equal to or less than $3,100,000, Buyer will not owe the Twelve Month Payment to Seller.  If the Twelve Month Revenue is greater than $3,500,000, the Twelve Month Payment will be increased by the amount of $0.20 for every $1.00 the Twelve Month Revenue is greater than $3,500,000 until the Twelve Month Revenue equals or exceeds $5,000,000, at which time no further payments will be due Seller under this Section 2(b).  With respect to the Business Customers listed on Schedule 2.1, if any of the prospective customers become customers of the Business prior to the Closing Date, the Seller shall have the right to substitute a new prospective customer for each customer listed below that became a customer of the Business.

(c) Within thirty (30) days after the end of the eighteen (18) month period immediately following the Closing Date, Buyer will pay Seller the amount of Five Hundred Thousand Dollars ($500,000) in cash, cashier’s check, or immediately available funds (the “Eighteen Month Payment”), subject to the adjustment provided for in this Section 2.1(c).  Within thirty (30) days after the end of the eighteenth month following the Closing Date, Buyer will calculate the gross revenues received from the Business Customers for the twelve (12) month period beginning on the first day of the seventh month following the Closing Date and ending at the end of the eighteenth month following the Closing Date (the “Eighteen Month Revenue”).  If the Eighteen Month Revenue is equal to $3,500,000, then there will be no adjustment to the Eighteen Month Payment.  If the Eighteen Month Revenue is less than $3,500,000, the Eighteen Month Payment will be reduced by the amount of $1.25 for every $1.00 the Eighteen Month Revenue is less than $3,500,000. If the Eighteen Month Revenue is equal to or less than $3,100,000, Buyer will not owe the Eighteen Month Payment to Seller.  If the Eighteen Month Revenue is greater than $3,500,000, the Eighteen Month Payment will be increased by the amount of $0.20 for every $1.00 the Eighteen Month Revenue is greater than $3,500,000 until the Eighteen Month Revenue equals or exceeds $5,000,000, at which time no further payments will be due Seller under this Section 2(c).

            (d) Notwithstanding anything herein to the contrary, Buyer will have the right to offset the Twelve Month Payment or the Eighteen Month Payment due Seller to the extent Seller breaches any representation or warranty of Seller contained in this Agreement, provided, that, Buyer shall first provide notice of such alleged breach and intent to offset ("Notice of Offset") to Seller.  Upon receipt of the Notice of Offset, the parties shall have a fifteen (15) day period in which to resolve the potential offset, if any, provided however, that, Buyer shall pay the Twelve Month Payment and Eighteen Month Payment when due, less the disputed potential offset amount.  If the parties are unable to resolve the potential offset, then the parties shall utilize the arbitration process set forth in Section 8.6 of this Agreement to resolve the amount of the offset, if any.  The amount of offset shall not exceed the amount of damages caused to Buyer (including reasonable attorneys’ fees and court costs) as a result of any such breach of a Seller representation or warranty contained in this Agreement and shall be determined by agreement of the parties or through the arbitration process, as set forth above.

2.2     Closing and Closing Date.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) will be held on or before August 31, 2012 (“Closing Date”) at the offices of Gallagher & Kennedy, P.A. in Phoenix, Arizona, or such other date or location that the parties agree to in writing, after the satisfaction or waiver of the conditions to Closing specified in Section 7 hereof (other than those conditions that are normally performed at the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, that the Closing Date shall be automatically extended up to a maximum of forty-five (45) additional days if required in order to comply with any regulatory requirements of the United States Securities Exchange Commission.  Seller shall provide written notice to Buyer of any such required extension.

2.3    Allocation of Consideration.  The consideration for the Purchased Assets will be allocated to Seller and among the Purchased Assets as specified on Schedule 2.3.  Within ninety (90) days following the Closing, Buyer will prepare and submit to Seller an Internal Revenue Form 8594 (relating to purchase price allocation), prepared in accordance with such allocation.  Seller and Buyer will prepare their respective federal, state and local tax returns and reports employing the allocation made pursuant to this Section 2.3 and will not take a position in any tax proceeding or audit or otherwise that is inconsistent with such allocation.  Seller and Buyer will give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any tax authority or agency that challenges such allocation.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer that the following are true, accurate, and correct as of the Effective Date and as of the Closing Date:

3.1     Organization and Authorization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and all other states in which Seller conducts its business.  Seller has the requisite power and authority to execute and deliver this Agreement and perform its obligations thereunder.  This Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the legal, valid, and binding obligations of Seller, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, and the discretion of courts in granting equitable remedies.

3.2     Ownership of the Assets.  Except as disclosed on Schedule 3.2, Seller owns and has valid title to and ownership of the Purchased Assets, free and clear of any lien, security interest, encumbrance, mortgage, pledge, or other defect of title.  On or prior to the Closing Date, Seller shall cause any liens, security interests, encumbrances, mortgages, pledges or other defects of title encumbering the Purchased Assets to be released.

3.3     No Violation or Conflict.  Neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, by Seller is a violation of any provision of its articles of incorporation or bylaws, or any law, rule, regulation, order, writ, injunction, judgment, decree, contract, or other obligation to which it is a party or to which it or the Purchased Assets are subject.

3.4     Licenses and Permits.  Schedule 3.4 sets forth all licenses, permits, authorizations, franchises, and certifications of governmental and non-governmental authorities held by Seller that are material to Seller or the Business.  Seller is in compliance in all material respects with all such licenses, permits, authorizations, franchises, and certifications, all of which are in full force and effect.  There are no other licenses, permits, authorizations, franchises, or certifications that are material to Seller or the Business that Seller is required to obtain.  Seller does not know of any threatened suspension, revocation, or invalidation of any such licenses, permits, authorizations, franchises, or certifications, or any basis therefor.

3.5     Consents.  Except as disclosed on Schedule 3.5, no consent or approval by, or filing with, any governmental authority or any other Person is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

3.6     Adverse Proceedings.  Except as disclosed on Schedule 3.6, there are no actions, suits, proceedings, or arbitrations pending or, to the Knowledge of Seller (defined below), threatened against Seller that would materially adversely affect the Purchased Assets or any portion thereof.

3.7     Condition of the Purchased Assets.  All of the tangible Purchased Assets are free from material defects and are in good operating condition and repair, normal wear and tear excepted.

3.8     Taxes.  All federal, state, county, and local tax and other returns and reports required and due to be filed with respect to Seller, the Purchased Assets, or both have been filed, and all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever, including, without limitation, ad valorem taxes (collectively, “Taxes”) have been paid, or adequate provision for the payment thereof has been made.  Buyer will not be responsible for, and Buyer specifically assumes no obligations to pay, any Taxes or any other similar liability or obligation of Seller.  To the Knowledge of Seller, Seller is not in default of the payment of any Taxes due or payable or of any assessments received in respect thereof and Seller has not waived any statute of limitations in connection with, or granted any extension of a period for the assessment of, any Tax.

3.9     Environmental Matters.  To the Knowledge of Seller, the conduct of Seller’s operations and its operation of the Business, have at all times complied in all material respects with all applicable foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines relating to pollution, environmental protection, hazardous substances, human health and safety, and related matters (collectively, the “Environmental Legal Requirements”).  Seller has not received any notice from any governmental authority or any other Person of any alleged violation or noncompliance by Seller or of any liabilities or potential liabilities of Seller arising under the Environmental Legal Requirements.  For purposes of this Section 3.9, “hazardous substance “ means oil or any other substance which is included within the definition of a “hazardous substance,” “pollutant,” “toxic substance,” “toxic waste,” “hazardous waste,” “contaminant,” or other words of similar import in any federal or state environmental law, statute, ordinance, rule or regulation.

3.10    No Finders or Brokers.  Except as set forth on Schedule 3.10, Seller has not engaged any finder or broker in connection with the transactions contemplated hereunder.

3.11    Real Property.

(a) Owned Real Property.  Seller does not own any real property.

(b) No Other Leases.  Except as specifically disclosed on Schedule 3.11, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy real property in connection with the operation of the Business.  Schedule 3.11 sets forth a true and complete list of each location of real property leased, subleased, or licensed to Seller with respect to the Business.  Seller has delivered to Buyer true and complete copies of the leases, subleases, or other agreements relating to such leased real property, including all amendments, supplements, modifications, and guaranties associated therewith (each a “Real Property Lease”).  After the Effective Date, no Real Property Lease will be modified or supplemented without Buyer’s prior written consent.  Except as specifically disclosed on Schedule 3.11, each Real Property Lease is in full force and effect and is valid and enforceable against the landlord of each such Real Property Lease in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, or creditor’s rights laws.  Except as set forth on Schedule 3.11, Seller is not in receipt of any notice of default pursuant to any Real Property Lease, no rentals are past due and to the Knowledge of Seller, no conditions exist which with the giving of notice or the lapse of time or both would constitute a default under a Real Property Lease by any party thereto.

3.12    Financial Statements.  Attached hereto as Schedule 3.12(a) are the audited financial statements of Seller as of December 31, 2011 (the "Audited Financial Statements") and the unaudited financial statements of Seller for the quarter ended March 31, 2012 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the “Financial Statements”).  Attached hereto as Schedule 3.12(b) are the unaudited pro forma financial statements relating to the Business (the "Pro Forma Financials"). The Audited Financial Statements (a) are consistent with the underlying books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows for the periods then-ended.  The Unaudited Financial Statements (a) are consistent with the underlying books and records of Seller, and (b) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows for the periods then-ended. At the respective dates of the Financial Statements and except as set forth on Schedule 3.12, there were no liabilities of Seller (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

3.13    Compliance with Law.  To the Knowledge of Seller, Seller’s conduct of the Business has not violated in any respect and is in compliance in all respects with any and all local, state, federal, and foreign laws, statutes, ordinances, regulations, rules, codes, decisions, decrees, and orders. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances, or other laws.

3.14    Intellectual Property.  Schedule 3.14 lists all of Seller’s intellectual property (collectively, the “Intellectual Property”).  Except as set forth on Schedule 3.14, (i) no Person has a right to receive a royalty or similar payment in respect of any of the Intellectual Property, (ii) Seller has no licenses granted, sold, or otherwise transferred by or to it or other similar agreements to which it is a party, restricting or limiting Seller’s rights, in whole or in part, to any of the Intellectual Property, and (iii) Seller owns or controls and has the sole right to use the Intellectual Property.  Seller has taken commercially reasonable steps to protect the Intellectual Property from infringement by any other Person.  To the Knowledge of Seller, Seller’s use of the Intellectual Property is not infringing upon or otherwise violating the rights of any third party.

3.15    Employees.  Schedule 3.15 sets forth (i) a list of all employees of Seller, and their wage rates or salaries, as of the Effective Date, (ii) the dates of employment for such employees, and (iii) a list of each contract, plan, arrangement, policy, program or commitment, whether oral or written, providing for insurance coverage (including, without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, dental, disability or accident benefits or for deferred compensation, pension, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits (collectively, “Employee Plans”).  Seller has paid all benefits due to its employees at any time under its Employee Plans.  Seller complies and has complied in all material respects with all applicable laws respecting employment, and, no administrative charges, claims, controversies, investigations, or suits are pending or threatened, with respect to such laws or regulations, either by private individuals or by any governmental authority.

3.16    Insurance.  Schedule 3.16 sets forth and describes all policies of insurance which are maintained by Seller and which relate to the Purchased Assets, and all of such policies of insurance are in good standing, valid and subsisting, and in full force and effect in accordance with their terms and Seller is not in default with respect to its payment obligations under any such policies.  Seller has not been refused any insurance with respect to the Purchased Assets or the Business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried.

3.17    Customers.  Schedule 3.17 sets forth the top ten (10) customers of Seller (based on dollar amounts of services purchased from Seller) for the twelve (12) months ended March 31, 2012 (the “Material Customers”) and the amounts for which such Seller invoiced such Material Customers during such period.  Except as set forth on Schedule 3.17, (i) all Material Customers continue to be customers of Seller in connection with the Business, (ii) Seller has not received any notice, nor does Seller have knowledge, that any Material Customer will reduce materially its business with Seller in connection with the Business from the levels achieved during the twelve (12) months ended March 31, 2012, (iii) no Material Customer has terminated its relationship with Seller in connection with the Business or, threatened to do so, (iv) no Material Customer has modified or, indicated that it intends to modify its relationship with Seller in connection with the Business in a manner that is less favorable in any material respect to Seller, or, to the Knowledge of Seller, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to Seller on March 31, 2012, and (v) Seller is not involved in any material claim, dispute, or controversy with any Material Customer.  Since March 31, 2012 and except as otherwise set forth on Schedule 3.17, there has been no other material adverse change in the relationship between Seller and any Material Customer.

3.18    Assumed Contracts.  All of the Assumed Contracts which will be assigned by Seller and assumed by Buyer and listed on Schedule 3.18 are valid and in full force and effect.  Seller has duly performed all of its obligations under the Assumed Contracts to the extent those obligations to perform have accrued and no violation of, or default or breach under any Assumed Contracts by Seller or, to the Knowledge of Seller, any other party has occurred and neither Seller nor any other party has repudiated any provisions thereof.  No event or action has occurred, is pending, or, to the Knowledge of Seller, is threatened, which, after the giving of notice, the lapse of time, or otherwise, will result in a breach or default in any material respect by Seller, or, to the Knowledge of Seller, any other person, under any Assumed Contract.

3.19    Disclosure.  Neither this Agreement nor any of the Schedules or Exhibits hereto contains or will contain when delivered at Closing any untrue statement by Seller of a material fact or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

3.20    No Other Representations and Warranties.  Except for the representations and warranties contained in this Section 3 (including the related portions of the relevant Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

4.1     Organization and Authorization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, and has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to applicable bankruptcy and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable relief.

4.2     No Violation or Conflict.  Neither the execution nor delivery of this Agreement, nor the performance of its obligations hereunder, by Buyer is a violation of any provision of any law, rule, regulation, order, writ, injunction, judgment or decree.

4.3     Consents.  No consent or approval by, or filing with, any governmental authority or any other Person is required in connection with the execution and delivery by Buyer of this Agreement or for consummation by Buyer of the transactions contemplated hereby.

4.4     Brokers.  Buyer has not engaged any finder or broker in connection with the transactions contemplated hereunder.

4.5     Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price in accordance with the provisions of Section 2.1 and consummate the transactions contemplated by this Agreement.

4.6     Solvency.  Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall:  (a) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (b) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, defraud either present or future creditors of Buyer or Seller.  In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.7     Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 3 of this Agreement (including related portions of the relevant Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Section 3 of this Agreement (including the related portions of the relevant Schedules).

SECTION 5.	COVENANTS OF SELLER; CERTAIN OTHER MATTERS.

5.1     Representations and Warranties.  Until the Closing Date, Seller will not take any action that would cause any of the representations and warranties made by Seller in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

5.2     Confidential Information.  Seller will not, and will cause all Affiliates (defined below) not to, directly or indirectly, use or disclose to any third Person, any confidential or proprietary information relating to Buyer, except as required by law.

5.3     Due Diligence Review.  Seller will, at all reasonable times prior to the Closing Date, make all aspects of the Business reasonably available for examination by the Buyer’s officers or agents, including, but not limited to, Persons having business relationships with Seller, including Material Customers and vendors of the Business, as Buyer will reasonably determine.  Buyer will provide reasonable prior notice to Seller if it desires to meet with any Person having a business relationship with Seller.  Any examination of the Business will be conducted, to the extent practicable, (i) after reasonable notice and during normal business hours, (ii) under the supervision of Seller’s personnel, (iii) in such a manner as to maintain the confidentiality of the transactions contemplated hereby, and (iv) without unreasonably interfering with the operations of the Business.  No such examination, inspection, or review by Buyer or its representatives will in any way affect, diminish, or terminate any of the representations, warranties, or covenants of Seller expressed in this Agreement.   Without limiting the generality of the foregoing, Buyer and Seller acknowledge and agree that Buyer’s examination will include confirming the business relationship of the customers of the Business.

5.4     Consents.   To the extent consents are required under any Assumed Contract, Seller will use all commercially reasonable efforts (with the reasonable assistance of Buyer) to obtain the written consent, authorization, or approval to the assignment by Seller to Buyer of the Assumed Contracts prior to the Closing Date.

5.5     No Alternative Transactions.  Seller will (i) not directly, or indirectly through any manager, officer, director, shareholder, partner, employee, agent or advisor of Seller, solicit, initiate, pursue, or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations, or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase, or sale of the stock of Seller or any material part of the assets of Seller (any thereof, an “Alternative Proposal”); (ii) deal exclusively with Buyer with respect to the sale of the Business and the Assets; and (iii) notify Buyer within 24 hours upon receipt by Seller or its Affiliate, member, partner, manager, officer, director, shareholder, employee or agent of Seller of any Alternative Proposal.

5.6     Conduct of Business Pending the Closing.  From the Effective Date until the Closing, except as otherwise provided in this Agreement or approved in writing by Buyer, Seller will comply with the following covenants:

(a) No Material Changes; Compliance with Laws.  Seller will carry on the Business and maintain the Business in the ordinary course of business and in substantially the same manner as heretofore conducted.  Seller will duly comply with all laws applicable to the Business or the Purchased Assets.

(b) Related Party Transactions.  Seller will not enter into any transaction, including, without limitation, the leasing of property, the purchase or sale of goods or services, or the borrowing or lending of money with any Affiliate that relates to or is likely to effect the Purchase Assets.

(c) No Encumbrances.  Seller will not suffer or permit the creation of any lien or encumbrance upon any of the Purchased Assets.

(d) Intellectual Property.  Seller will duly maintain all the Intellectual Property, and with respect to each item of pending, issued, or registered Intellectual Property, will fully and diligently prosecute and not allow abandonment of such item of Intellectual Property.

(e) Maintenance of Assumed Contracts.  Seller will not change, amend, terminate, or otherwise modify any material term of any Assumed Contract in connection with, or in any way relating to, the Business, to which Seller is a party.

(f) Maintenance of Insurance.  Seller will maintain all of the insurance policies in effect as of the date hereof unless replaced by policies which are substantially comparable to such policies.

SECTION 6.	COVENANTS OF BUYER.

6.1     Representations and Warranties.  Until the Closing Date, Buyer will not take any action that would cause any of the representations and warranties made by Buyer in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

6.2     Confidential Information.  Buyer will not, and will cause all Affiliates not to, directly or indirectly, use or disclose to any third Person, any confidential or proprietary information relating to Seller, except as required by law.

SECTION 7.	CLOSING DELIVERIES; CONDITIONS TO CLOSING; CLOSING COSTS AND PRORATIONS

7.1	Closing Deliveries.

(a) At Closing, Buyer will deliver all of the following:

(i) the various certificates, instruments, and documents referred to in Section 7.3 below; and

(ii) such other documents or instruments of conveyance or transfer as may be reasonably requested by Seller, each in form or substance satisfactory to Seller and executed by Buyer.

(b) At Closing, Seller will deliver all of the following:

(i) the various certificates, instruments, and documents referred to in Section 7.2 below;

(ii) company resolutions from the board of directors and shareholders of Seller authorizing the transactions contemplated hereby;

(iii) a non-foreign affidavit properly executed and containing such information as is required by IRC Section 1445(b)(2) and its regulations; and

(iv) such other documents or instruments of conveyance or transfer as may be reasonably requested by Buyer, each in form or substance satisfactory to Buyer and executed by Seller.

7.2     Conditions to Obligations of Buyer.  Unless waived in writing by Buyer, the obligation of Buyer hereunder to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Seller contained in this Agreement will be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

(b) Covenants Performed.  Seller will have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it hereunder on or prior to the Closing Date.

(c) Compliance Certificate.  Buyer will have received a certificate of Seller certifying as to the matters set forth in Sections 7.2(a) and (b) above.

(d) Required Consents Received.  Seller will have obtained and delivered to Buyer copies of all required consents listed on or required to be listed on Schedule 3.5, and no such required consents will have been withdrawn, suspended or conditioned.

(e) Bill of Sale.  Seller will have delivered to Buyer an executed Bill of Sale in substantially the form attached hereto as Schedule 7.2(e).

(f) Assignment and Assumption of Contracts.  Seller will have delivered to Buyer an executed Assignment and Assumption of Contracts in substantially the form attached hereto as Schedule 7.2(f).

(g) Assignments of Intellectual Property.  Seller will have delivered to Buyer assignments of intellectual property, in recordable form to the extent necessary to assign such rights, each in a form reasonably acceptable to Buyer.

(h) Employment Agreements. Seller will have caused each of Tom Harker, Kelly M. Robinson, Michael Brande and Mike Rae (each individually a “Key Employee” and collectively, the “Key Employees”) to execute and deliver to Buyer an employment agreement in form and substance satisfactory to Buyer.  At such time as the form of employment agreement is agreed upon, Schedule 7.2(h) to this Agreement will be updated to include such form of employment agreement.

(i) Release of Factors Southwest Lien.  Seller will cause the liens encumbering the Purchased Assets in favor of Factors Southwest, LLC, as secured party, to be released in full.  Such release will include, without limitation, the filing of UCC-3 termination statements with the Nevada Secretary of State and Arizona Secretary of State along with terminations of any credit or factoring agreements between Seller and Factors Southwest, LLC.

(j) Shareholder Approval.  Seller will have received approval and consent of the required number of shareholders under Nevada law to consummate the transaction contemplated by this Agreement and such consent will not have been withdrawn, suspended or conditioned.  Seller will certify such shareholder approval in writing to Buyer on or before the Closing Date.

(k) Telephone and Internet.  Seller will have delivered to Buyer an assignment of all telephone numbers, facsimile numbers and internet addresses currently used in the Business, including the execution of all documents and the performance of any steps reasonably required by the applicable telephone company or internet domain registrar to effect such an assignment.

(l) Required Contract Renewals Received.  Seller will have obtained and delivered to Buyer copies of all required Business Customer contract renewals as listed Schedule 3.5.

7.3     Conditions to Obligations of Seller.  Unless waived in writing by Seller, the obligation of Seller hereunder to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement will be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

(b) Covenants Performed. Buyer will have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it hereunder on or prior to the Closing Date.

(c) Compliance Certificate.  Seller will have received a certificate of Buyer certifying as to the matters set forth in Sections 7.3(a) and (b) above.

(d) Bill of Sale.  Buyer will have delivered to Seller an executed Bill of Sale in substantially the form attached hereto as Schedule 7.2(e).

(e) Assignment and Assumption of Contracts.  Buyer will have delivered to Seller an executed Assignment and Assumption of Contracts in substantially the form attached hereto as Schedule 7.2(f).

(f) Shareholder Approval.  Seller will have received approval and consent of the required number of shareholders under Nevada law to consummate the transaction contemplated by this Agreement and such consent will not have been withdrawn, suspended or conditioned.

7.4     Cooperation.  Seller and Buyer will use commercial reasonably efforts, and will cooperate fully with each other, to comply as soon as practicable with all governmental requirements applicable to, or necessary for the consummation of, the transactions contemplated hereby.  Seller and Buyer will provide such information and communications to governmental authorities as such governmental authorities may request, including Seller cooperating with Buyer in the transfer or application for permits and licenses required to operate the Business and reasonably cooperating in the resolution of the administrative actions (if any) brought before such governmental authorities.

SECTION 8.	INDEMNIFICATION.

8.1     Indemnification by Seller.  Seller will indemnify, defend, protect and hold harmless Buyer, its Affiliates and their respective shareholders, managers, directors, officers, employees, representatives and members (“Buyer Indemnitees”) for, from and against any and all losses, costs, expenses, claims, damages, actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, directions, dues, penalties, fines, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, and fees, court costs, reasonable obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements (“Damages”), arising out of, based upon or otherwise in respect of:

(a) any inaccuracy in or breach of any representation or warranty of Seller made in or pursuant to this Agreement;

(b) any breach or nonfulfillment by Seller of any covenant or obligation contained in this Agreement;

(c) any and all liabilities, claims, damages, costs or expenses arising under any Assumed Contract as a result of obligations and duties of Seller under any Assumed Contract arising or occurring prior to the Closing Date; and

(d) other than the Assumed Liabilities, any liability relating to Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date.

8.2     Indemnification by Buyer.  Buyer will indemnify, defend, protect and hold harmless Seller, its Affiliates and their officers, directors, employees, representatives and shareholders (“Seller Indemnitees”) for, from and against any and all Damages, arising out of, based upon or otherwise in respect of:

(a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement;

(b) any breach or nonfulfillment by Buyer of any covenant or obligation contained in this Agreement;

(c) any and all liabilities, claims, damages, costs or expenses arising any Assumed Contract as a result of obligations and duties of Seller under any Assumed Contract arising or occurring after the Closing Date; and

(d) the Assumed Liabilities and any liability relating to the operation of the Purchased Assets as of or after the Closing Date.

8.3     Defense of Claims. If a claim for damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this Section 8; provided, that the omission by any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Section 8 except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged as a result of such failure to give notice.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party’s cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party; provided, that the indemnified party may participate in such defense, but only at such indemnified party’s expense pursuant to this Section 8.3, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.  In any event, Seller and Buyer shall cooperate in the defense of any action or claim subject to this Section 8 and the records of each shall be available to the other with respect to such defense.

8.4     Monetary Limitations.  Seller will not be obligated to indemnify the Buyer Indemnitees hereunder until the aggregate amount of Damages suffered by the Buyer Indemnitees exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”); provided, however, that indemnification for Damages arising out of, resulting from or relating to a breach of any representation or warranty from fraud or willful misrepresentation shall not be subject to the Indemnification Threshold.

The Indemnification Threshold will not apply to Buyer’s right to offset the Twelve Month Payment or Eighteen Month Payment due Seller to the extent Seller breaches any representation or warranty of Seller contained in this Agreement as set forth in Section 2.1(d).

(a) Once the aggregate amount of Damages suffered by the Buyer Indemnitees exceeds the Indemnification Threshold, the Buyer Indemnitees shall be entitled to indemnification from and against all Damages relating back to the first dollar.

(b) Notwithstanding the foregoing, the maximum amount of Damages payable to the Buyer Indemnitees hereunder with respect to indemnification hereunder is equal to the amount of the Purchase Price that has been actually received by the Seller as of the date of such Claim (the “Indemnification Cap”), except that the Indemnification Cap shall not apply to any Damages arising out of, resulting from or relating to a breach of any representation or warranty from fraud or willful misrepresentation by the Seller.  Buyer shall have the right to offset any Damages in excess of the Indemnification Cap against the Twelve Month Payment or Eighteen Month Payment due Seller in accordance with Section 2.1(d).

(c) Buyer shall not be obligated to indemnify the Seller Indemnitees hereunder with respect to breaches of representations or warranties until the aggregate amount of Damages suffered by the Seller Indemnitees relating to breaches of representations or warranties exceeds the Indemnification Threshold.  Once the aggregate amount of such Damages suffered by the Seller Indemnitees exceeds the Indemnification Threshold, the Seller Indemnitees shall be entitled to indemnification from and against all Damages relating back to the first dollar; provided, however, that indemnification for Damages arising out of, resulting from or relating to a breach of any representation or warranty from fraud or willful misrepresentation shall not be subject to the Indemnification Threshold.  The maximum amount for which Buyer is obligated to indemnify the Seller Indemnitees hereunder with respect to breaches of representations and warranties is an amount equal to the Indemnification Cap; provided, however, that indemnification for Claims arising out of, resulting from or relating to a breach of any representation or warranty from fraud or willful misrepresentation shall not be subject to the Indemnification Cap.

(d)           In no event shall any indemnifying party be liable to any indemnified party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)           Each indemnified party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damage.

(f)           Seller shall not be liable under this Section 8 for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer has knowledge of such inaccuracy or breach prior to the Closing.

8.5     Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement will survive the Closing until two (2) years from the Closing Date.

8.6     Dispute Resolution.

(a)           Dispute.  As used in this Agreement, “Dispute” means any dispute or disagreement between or among Seller and Buyer arising after the Closing concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party of this Agreement or any other matter relating in any way to this Agreement.

(b)           Process.  If a Dispute arises, the parties will follow the procedures specified in subsections (c) through (m) below.

(c)           Notice of Dispute.  If a Dispute arises, then Seller or Buyer, as applicable, will serve a written notice (the "Notice of Dispute") on the other party specifying the existence of the Dispute and set forth in reasonably specific detail the grounds of the Dispute.  The Notice of Dispute shall be given not later than ten (10) business days after the Dispute has arisen. The parties will promptly attempt to resolve any Dispute by negotiations between Seller and Buyer.  Either Seller or Buyer may give the other party written notice of any Dispute not resolved in the normal course of business.  If the Dispute has not been resolved by these parties within thirty (30) business days of the Notice of Dispute, or if the parties fail to meet within such thirty (30) business days, either Seller or Buyer may initiate arbitration as provided in Section 8.6 (d).

(d)           Arbitration.  The Dispute will be settled by arbitration and be governed by the Commercial Rules of the American Arbitration Association ("AAA") in effect on the date of the Notice of Dispute, except that the terms of Section 8.6 will control in the event of any difference or conflict between such Rules and the terms of Section 8.6.

(e)           Selection of Arbitrator.  There will be one arbitrator except as provided below.  The arbitrator selected, in order to be eligible to serve, will be a lawyer in Phoenix, Arizona with at least fifteen (15) years experience in general corporate and commercial matters.  If the parties cannot agree on a mutually acceptable single arbitrator within ten (10) business days of the initiation of arbitration, each party will select one arbitrator, and such arbitrators will select a third arbitrator within ten (10) business days. At the time of appointment and as a condition of the appointment, the arbitrator(s) will be apprised of the time limitations and other provisions of Section 8.6 and will agree to comply with such provisions and time limitations. The arbitrator(s) will reach a decision on the merits on the basis of applicable legal principles as embodied in the law of the State of Arizona.  The arbitration hearing will take place in Phoenix, Arizona.

(f)           Arbitration Procedures and Timing.  During the thirty (30) day period following appointment of the arbitrator(s), either party may serve on the other a request for limited numbers of documents directly related to the dispute.  Such documents will be produced within seven (7) days of the request.  Following the thirty (30) day period of document production, there will be a ten (10) day period during which limited depositions will be permissible.  Neither party will take more than five (5) depositions, and no deposition will exceed three (3) hours of direct testimony.  Disputes as to discovery or prehearing matters of a procedural nature will be promptly submitted to the arbitrator(s) pursuant to telephone conference call or otherwise.  The arbitrator(s) will make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter. Following the period of depositions, the arbitration hearing will promptly commence.  The arbitrator(s) will make every effort to commence the hearing within thirty (30) days of the conclusion of the deposition period and, in addition, will make every effort to conduct the hearing on consecutive business days to conclusion.

(g)           Decision of Arbitrator.  The arbitrator(s) will render a decision, at the latest, within fifteen business days (15) of the close of the arbitration hearing.  The award will set forth the grounds for the decision (findings of fact and conclusions of law) in reasonably specific detail.  The award will be final and nonappealable.

(h)           Provisional Remedies.  At any time during the procedures specified in subsections (c) and (g), a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 8.6.

(i)           Tolling Statutes of Limitations.  All applicable statutes of limitation and defenses based upon the passage of time will be tolled with respect to matters that are the subject of the procedures specified in this Section 8.6 while such procedures are pending.  The parties will take such action, if any, as is required to effectuate such tolling.

(j)           Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

(k)           Extension of Deadlines. All deadlines specified in this Section 8.6 may be extended by mutual agreement between Seller and Buyer.

(l)           Enforcement. The parties regard the obligations in this Section 8.6 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 8.6 by any party, the other party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction thereof.

(m)           Costs. The party that prevails shall pay the fees and expenses of the arbitrator in connection with the application of the provisions of this Section 8.6.

SECTION 9.	DEFINITIONS

Whenever used in this Agreement, the following terms and phrases will have the following respective meanings:

“Affiliate” will mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 50% or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, and (iii) each of such Person’s officers, directors, joint ventures and partners.  For the purpose of this definition, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

“Knowledge of Seller” or any variation thereof, shall mean the knowledge, after reasonable inquiry, of Mr. Jeff Holmes, Mr. Greg Holmes and Mr. Kevin Asher.

 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a business or other trust, a joint venture, a company, any other business entity, and an unincorporated organization.

SECTION 10.	ADDITIONAL PROVISIONS.

10.1	Termination.

(a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(i) by mutual consent of Seller and Buyer;

(ii) by Buyer at any time if any or representation or warranty of Seller contained in Section 3 hereof is incorrect in any material respect, or if Seller breaches any material covenant contained in this Agreement;

(iii) by Seller at any time if any representation and warranty of Buyer contained in Section 4 hereof is incorrect in any material respect, or if Buyer breaches any material covenant contained in this Agreement;

(iv) by Seller if the Second Advance (as that term is defined in the Shotey Note) is not made to Seller; or

(v) by either party if the Closing has not occurred by September 7, 2012, subject to Section 2.2 hereof.

(b) In the event of the termination of this Agreement pursuant to the provisions of this Section 10.1, this Agreement will become void and have no effect, without any liability on the party of any of the parties or their directors, managers, officers, stockholders or members in respect of this Agreement, except that the termination will not relieve a breaching party from liability incurred for the breach of this Agreement. The obligations of Seller under Section 5.2 and the obligations of Buyer under Section 6.2 will survive the termination of this Agreement for a period of two (2) years.

10.2	Non-Competition; Non-Solicitation.

(a) As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement, during the Restricted Period (defined below), Seller will not, nor will Seller allow any of its respective Affiliates to, directly or indirectly, engage in, acquire, participate in, assist, provide services to, own or hold a business in the Restricted Area (defined below) that competes with the Business.

(b) During the Restricted Period, Seller will not, nor will Seller allow its respective Affiliates to, without the prior written consent of Buyer, directly or indirectly, (i) hire or attempt to hire away any employee of Buyer or any of its subsidiaries or the Business or persuade any such employee to leave employment with Buyer or the Business; (ii) solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any Person with whom Buyer or the Business has established, or are actively seeking to establish a business or customer relationship with respect to competing services or products; (iii) accept the business or customer relationship of any Person with whom Buyer or the Business has established, or are actively seeking to establish, a business or customer relationship with respect to competing services or products; or (iv) solicit, induce or attempt to induce any salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber or other person transacting business with Buyer or the Business to terminate their relationship or association with Buyer or the Business, or to represent, distribute or sell services or products in competition with the business of Buyer or the Business.

(c) Seller acknowledges that because a remedy at law for any violation or breach of the provisions of this Section 10.2 may be inadequate, in addition to any relief at law that may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation or breach.

(d)           For purposes of this Section, (i) “Restricted Period” means the period commencing on the Closing Date and continuing until the 5th anniversary of the Closing Date, provided that the period will be extended to include any period in which Seller is not in compliance with the terms of this Section, and (ii) “Restricted Area” means any state in which Buyer conducts the Business during the Restricted Period.

10.3     Headings.  The headings of the Sections and Subsections herein are inserted for convenience of reference only and will be ignored in the construction or interpretation hereof.

10.4     Further Assurances. Following the Closing Date, the parties will execute and deliver such documents and take such other actions as may be reasonably requested from time to time by Buyer or Seller in order to fully consummate the transactions contemplated hereby.

10.5     Third Party Beneficiaries. Nothing in the Agreement will be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

10.6     Costs and Expenses.  After execution of this Agreement by the parties, if Seller fails to close the transaction contemplated by this Agreement after satisfaction or waiver of all required conditions to Closing as set forth in Sections 5, 6 and 7 of this Agreement, then Seller will pay Buyer Two Hundred Fifty Thousand Dollars ($250,000) plus all reasonable out of pocket expenses incurred by Buyer (including without limitation attorneys’ fees) in an amount not to exceed One Hundred Thousand Dollars ($100,000) to compensate and reimburse Buyer for expenses incurred by Buyer in connection with pursuing the transaction contemplated by this Agreement.  The provisions of this Section 10.6 will not waive or limit any of Buyer’s rights or remedies available at law, equity or under this Agreement.  Except as otherwise expressly provided herein, each party will bear its own expenses in connection herewith.

10.7     Notices.  All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy or e-mail, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any party hereto to the others.  Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To Seller:                               Calibrus, Inc.
1225 West Washington, #213
Tempe, Arizona 85281
Phone: (602) 778-7500
Fax: (602) 778-7569

With a copy to:                    Quarles & Brady LLP
One Renaissance Square
Two North Central Avenue
Phoenix, Arizona  85004
Phone: (602) 229-5336
Fax:  (602) 420-5008
Email:  chris.hoffmann@quarles.com
Attn: Christian J. Hoffmann, III

To Buyer:                             Calibrus Hosted Business Solutions, LLC
1225 West Washington, Suite 213
Tempe, Arizona 85281
Phone: (602) 741-7402

With a copy to:                    Gallagher & Kennedy, P.A.
2575 East Camelback Road
Phoenix, Arizona  85016
Phone: (602) 530-8000
Fax:     (602) 530-8500
Attn: Timothy D. Brown, Esq.

10.8     Assignment and Benefit.  A party will not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of the other party.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein will inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

10.9     Amendment, Modification and Waiver.  The parties may amend or modify this Agreement in any respect if such amendment or modification is in writing and agreed to by both parties.  The waiver by a party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

10.10    Governing Law.  This Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State of Arizona (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.  Nothing contained herein will prevent or delay either party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by the other party of any of its obligations hereunder.

10.11    Severability.  The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement will not affect the other provisions or parts hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

10.12    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original (including facsimile signatures).

10.13    Entire Agreement.  This Agreement and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and supersedes all prior agreements and understandings.  The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Purchased Assets, it being understood and agreed that neither Buyer nor Seller will be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

10.14    Schedules and Exhibits.  All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement.  All Schedules delivered with this Agreement will be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, and the disclosures in such Schedules will qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein.

10.15    Publicity.  Pending and following the Closing, no party will issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party, except to the extent required by law.

[Signature blocks to appear on the following page.]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, and it will be effective as of the Effective Date.

SELLER:

CALIBRUS, INC., a Nevada corporation

By: /s/ Jeff W. Holmes
Name:  Jeff W. Holmes
Title:  Chief Executive Officer

BUYER:

CALIBRUS HOSTED BUSINESS SOLUTIONS, LLC, an Arizona limited liability company

By: /s/ Chris Camberlango
Name:  Chris Camberlango
Title: Manager

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